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                                 Exhibit 3(i)-C

                             ARTICLES OF AMENDMENT

                                       TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         MOBILE GAS SERVICE CORPORATION



         Pursuant to the applicable provisions of the Alabama Business Corporation Act, Mobile Gas Service Corporation hereby makes and submits the following Articles of Amendment to its Restated Articles of Incorporation:


                                   ARTICLE I.

         The name of the Corporation is Mobile Gas Service Corporation.


                                  ARTICLE II.

         The text of the amendment adopted is as follows:

                 A new Article 6 is added to the Restated Articles of Incorporation, as follows:


                                   ARTICLE 6

                 (a) All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed





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                 under the direction of, a board of directors, which shall
                 consist of not less than nine nor more than twelve persons. The exact number of directors within the minimum and maximum limitation specified in the preceding sentence shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors. Until otherwise changed in accordance with this
                 Article 6, the number of directors shall be eleven. At the annual meeting of shareholders of the Corporation held in 1996, the directors shall be divided and classified into three classes, as nearly equal in number as possible, with the term of office of the first class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 1997, the term of office of the second class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 1998, and the term of office of the third class of directors to expire at the annual meeting of shareholders of the Corporation to be held in 1999. At each annual meeting of shareholders of the Corporation following such initial classification and election, except as provided below in this Article 6 in the case of electing a successor to a director elected by the board of directors to fill a vacancy occurring in the membership of the board of directors, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders of the Corporation after their election.

                 (b) Any vacancy occurring in the board of directors, including by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director so elected to fill a vacancy shall be elected to serve until the next annual meeting of shareholders, at which time a director shall be elected to fill the unexpired portion of the term of office of the director whose successor was elected by the remaining directors. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

                 (c)      Notwithstanding the foregoing provisions of this
                 Article 6, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualify.





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                 (d)      Directors may be removed from office at any time,
                 without cause, but only by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director. Directors may be removed from office at any time, with cause, in the manner provided by law.

                 (e) Notwithstanding any other provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Restated Articles of Incorporation inconsistent with, this Article 6.

                                  ARTICLE III.

         The foregoing amendment was adopted by the shareholders in the manner prescribed by the Alabama Business Corporation Act on January 26, 1996.

                                  ARTICLE IV.

         Mobile Gas Service Corporation has only one class of stock outstanding, being common stock of a par value of $2.50 per share ("Common Stock"), of which 3,213,394 shares were outstanding. Holders of 3,213,394 shares of Common Stock were entitled to vote on the amendment, and holders of 2,961,511 shares of Common Stock were represented at the meeting.





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                                   ARTICLE V.

         The number of shares of Common Stock voted for the amendment was 2,211,423, and the number of shares voted against the amendment was 259,387.

                                  ARTICLE VI.

         The number of shares cast for the amendment was sufficient for approval in accordance with Ala. Code Section 10-2B-7.27(b) (1975).


                                         MOBILE GAS SERVICE CORPORATION



                                         By: /s/ John S. Davis
                                             ---------------------------
                                             Its President
[AFFIX CORPORATE SEAL]

ATTEST:



/s/ G. Edgar Downing, Jr.
-------------------------
Secretary





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